UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 20, 2024

AGL PRIVATE CREDIT INCOME FUND

(Exact Name of Registrant as Specified in Its Charter)

814-01782

(Commission File Number)

Delaware	99-4917603
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

535 Madison Avenue, 24th Floor,

New York, NY 10022

(Address of principal executive offices) (Zip code)

(212) 973-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On December 30, 2024, AGL Private Credit Income Fund, a Delaware statutory trust (the “Company”), closed the sale of 2,659,585.02 of the Company’s common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), for an aggregate offering price of $67,000,000. This capital was called pursuant to a drawdown notice delivered to shareholders of the Company on December 13, 2024.

The sale of Common Shares was made pursuant to subscription agreements entered into by the Company and its shareholders. Under the terms of the subscription agreements, shareholders are required to fund drawdowns to purchase Common Shares up to the amount of their respective capital commitments on an as-needed basis with a minimum of 10 days’ prior notice to shareholders.

The issuance of the Common Shares is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the shareholders in the subscription agreements that each shareholder was an accredited investor as defined in Regulation D under the Securities Act.

Item 1.01.	Entry into a Material Definitive Agreement.

The Company entered into a Senior Secured Credit Agreement (the “Senior Secured Credit Agreement”), with the lenders party thereto, Natixis, New York Branch, as agent (the “Agent”), and U.S. Bank Trust Company, National Association, as custodian, on December 20, 2024. Capitalized terms used in this report but not otherwise defined shall have the meanings assigned to such terms in the Senior Secured Credit Agreement.

Loans under the Senior Secured Credit Agreement bear interest at (i) for Alternate Base Rate Loans, the greatest of (a) Prime, (b) NYFRB Rate plus 0.50%, and (c) SOFR plus 1.10% (however, in no case less than 1.00%), each adjusted by a further 0.90% margin, (ii) for Risk Free Rate Loans, the greater of (a) SONIA plus 0.1193% and (b) 0.00%, each adjusted by a further 1.90% margin, (iii) for Term Benchmark Loans denominated in Euros, the EURIBOR Screen Rate multiplied by the Statutory Reserve Rate, plus 1.90%, (iv) for Term Benchmark Loans denominated in United States dollars, SOFR, plus 2.00%, and (v) for Term Benchmark Loans denominated in Canadian dollars, CORRA, plus 2.22138%.

Until the earlier of the date the Revolving Commitment terminates and the Commitment Termination Date, the Company will pay a non-use fee at an annual rate of 37.5 basis points (0.375%), accruing on the undrawn commitment. In addition, for letters of credit issued under the Senior Secured Credit Agreement, the Company will pay a fronting fee at an annual rate of 25 basis points (0.25%), accruing on the total outstanding letters of credit.

The initial maximum principal amount available for borrowing under the Senior Secured Credit Agreement is $300.0 million and the Senior Secured Credit Agreement includes an accordion provision to permit increases in the total facility amount of up to a maximum of $450.0 million, subject in each case to the satisfaction of certain conditions. Proceeds from loans made under the Senior Secured Credit Agreement may be used for general corporate purposes or to fund collateral obligations acquired by the Company, subject to certain conditions set forth in the Senior Secured Credit Agreement.

Revolving loans borrowed under the Senior Secured Credit Agreement may be repaid and reborrowed until the Commitment Termination Date, which can occur no later than December 20, 2028 (unless extended), and all amounts outstanding under the Senior Secured Credit Agreement must be repaid by the earlier of (i) December 20, 2029 or (ii) the occurrence of an event of default.

The Senior Secured Credit Agreement is secured by all of the assets held by the Company. The Senior Secured Credit Agreement includes customary affirmative and negative covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for credit facilities of this nature.

This description of the Senior Secured Credit Agreement is qualified in its entirety by reference to the full text of the Senior Secured Credit Agreement attached as Exhibit 10.1.

Item 2.03.	Creation of Direct Financial Obligation.

The information included under Item 1.01 above regarding the Senior Secured Credit Agreement is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On December 27, 2024, the Company’s Board of Trustees declared a distribution from taxable earnings, which may include a return of capital and/or capital gains, in an amount equal to $0.41 per share, payable on January 28, 2025 to shareholders of record on December 27, 2024.

As of December 29, 2024, the Company had made investments across 16 portfolio companies, with an aggregate par value of $478,453,465.

Item 9.01.	Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description

10.1	Senior Secured Credit Agreement dated as of December 20, 2024, by and among the Company, as borrower, the lenders and issuing banks thereto, Natixis, New York Branch, as Administrative Agent, Natixis, New York Branch, and Société Générale, as Joint Lead Arrangers, and Natixis, New York Branch, as Sole Book Runner.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: January 6, 2025

AGL PRIVATE CREDIT INCOME FUND

By:	/s/ TAYLOR BOSWELL
Taylor Boswell
Chief Executive Officer